UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 29, 2015

Titanium Healthcare, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number: 000-53803

Nevada	27-0984261
(State of incorporation)	(IRS Employer ID Number)

2100 McKinney Ave, Suite 1780, Dallas, Texas 75201

(Address of principal executive offices)

(469) 606-4521

(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Promissory Note

On April 29, 2015, Titanium Healthcare, Inc. (the “Company”) issued a Promissory Note (the “Note”) to GML Holdings, LP (“GML”), in connection with the Lease Termination Agreement described below. The Note is in the amount of $80,000, with a maturity date of May 1, 2016. The note does not bear interest. The Note memorializes accrued but unpaid rent. Payments are due monthly on the first day of each month in the amount of $4,000 for May 1, 2015 through August 31, 2015, and $8,000 for September 1, 2015, until April 30, 2016, with any outstanding principal balance due and payable in full on May 1, 2016. The Note includes a default interest rate of 5% per annum.

Item 1.02 Termination of a Material Definitive Agreement

On April 29, 2015, Titanium Healthcare, Inc., (the “Company”) entered into a Lease Termination Agreement with GML Holdings, LP (“GML”), pursuant to which the Company and GML agreed to terminate that certain Lease, dated as of February 21, 2014, as amended, whereby the Company leased the premises known as Suite 170 of Unit 2 of 610 Coit, A Condominium located at 610 Coit Road, Plano, Texas 75075 (the “Terminated Lease”), effective as of April 29, 2015 (the “Termination Date”). Under the Lease Termination Agreement, the Company will pay GML an $80,000 termination fee in accordance with the terms of the Note as described above. As additional consideration, GML will retain any and all security deposits deposited by the Company pursuant to the Terminated Lease. Under the terms of the Lease Termination Agreement, the Company and GML provided mutual releases to each other and certain related parties.

As a result of the lease termination, the Company will not incur future rent expenses under the Terminated Lease and expects to save up to $470,000 in minimum rent payments that otherwise would have been incurred during the remaining lifetime of the Terminated Lease for space that was otherwise not needed by the Company.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure set forth above under Item 1.01 is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Promissory Note delivered to GML Holdings, LP dated April 29, 2015*

10.2	Lease Termination Agreement between Titanium Healthcare, Inc. and GML Holdings, LP dated April 29, 2015*

___________

*Filed herewith.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TITANIUM HEALTHCARE, INC.

Dated: May 5, 2015	By:	/s/ Chuck Talley
Chuck Talley
Chief Financial Officer